UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): December 18, 2006
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

0-21258	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On December 18, 2006, Marvin J. Gralnick and Helene B. Gralnick resigned from the Board of Directors of Chico’s FAS, Inc. (the “Company”). The action also included Mr. Gralnick’s resignation as the Chairman of the Board of Directors and the resignation by each of the Gralnicks from their respective positions as consulting employees. The decision by each of the Gralnicks to resign from their respective positions was for personal reasons and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     Additionally on December 18, 2006, following the receipt of the resignations from the Gralnicks, the Company’s Board of Directors took certain additional actions. First, the Board acted to reduce the number of open Board seats from 11 to 8 (eliminating the open Board seat previously held by Stewart P. Mitchell, which vacancy had not previously been filled and eliminating the two newly open Board seats arising as a result of the resignations by the Gralnicks). Second, the Board appointed Michael A. Weiss, an existing outside director, as the new Chairman of the Board.
     On December 20, 2006, the Company issued a press release announcing the resignations by the Gralnicks, the reduction in the size of the Board and the appointment of Mr. Weiss as the new Chairman of the Board. A copy of the release issued on December 20, 2006 is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: December 20, 2006	By:	/s/ Michael J. Kincaid
Michael J. Kincaid, Senior Vice President --
Finance and Chief Accounting Officer and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Press Release of Chico’s FAS, Inc. dated December 20, 2006

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